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                                                                    EXHIBIT (J)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 16, 2005 relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Reports to Shareholders of the CGM Mutual Fund, CGM Focus Fund and the CGM Realty Fund, each a series of CGM Trust. The financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
February 28, 2005